NEWS RELEASE

July 26, 2016

NCR Announces Second Quarter 2016 Results

•	Q2 revenue and earnings better than expected led by improved Software and Services mix

•	GAAP diluted EPS of $0.49 in Q2 up $2.52 from prior year Q2 loss of $2.03; Non-GAAP diluted EPS of $0.72 up from prior year Q2 of $0.66, or an increase of 18% constant currency

•	Omni-Channel Software, Channel Transformation and Digital Enablement momentum

•	$47 million of cash proceeds received from IPS divestiture

•	2016 full year revenue guidance raised and earnings and cash flow guidance reaffirmed

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2016. Second quarter 2016 revenue of $1.62 billion was up 1% year-over-year. Excluding the impact of foreign currency and adjusted for the Interactive Printer Solutions (IPS) divestiture, second quarter 2016 revenue was up 4%. Second quarter 2016 GAAP diluted EPS of $0.49 was up from $(2.03) in the second quarter in 2015. The loss in the second quarter in 2015 included a $2.51 non-cash charge related to the settlement of the UK London pension plan. Second quarter 2016 diluted EPS (non-GAAP) of $0.72 was up from $0.66 in the second quarter in 2015. Second quarter 2016 diluted EPS included $0.05 of negative impact relating to unfavorable foreign currency.

“Improving execution across our entire organization drove results that continued our momentum in the second quarter and first half of the year,” said Chairman and CEO Bill Nuti. “Overall, Q2 results came in better than expected on the back of higher revenue driven by software and services. Performance in our Software segment was driven primarily by increased investment from our customers and in Omni-Channel Software, Channel Transformation and Digital Enablement offers. In Services, we continue to benefit from a mix shift to managed and implementation services while our Hardware business is growing share through the introduction of innovative new products. As we enter the back half of 2016, our backlog remains robust and all of our business metrics point to a successful year. Our goal is to continue focusing on improved execution, further drive our business transformation effort and enter 2017 with momentum.”

In this release, we use certain non-GAAP measures including presenting certain measures on a constant currency basis. These non-GAAP measures include free cash flow and others with the words "non-GAAP" or "adjusted" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release. Additionally, effective January 1, 2016, NCR began management of its business on a solution basis, changing from the previous model of management on a line of business basis, which resulted in a corresponding change to our reportable segments. Prior results have been recast under the new segment model for comparison purposes.

Second Quarter 2016 Operating Results

Revenue
Second quarter revenue of $1.62 billion was up 1% year-over-year. On an adjusted constant currency basis, second quarter revenue was up 4%.

•	Software Revenue increased 3% to $452 million from $440 million. On a constant currency basis, second quarter Software revenue was up 3%.

•	Services Revenue increased 6% to $574 million from $542 million. On a constant currency basis, second quarter Services revenue was up 8%.

•	Hardware Revenue decreased 5% to $594 million from $622 million. On an adjusted constant currency basis, second quarter Hardware revenue was flat.

Gross Margin
Second quarter gross margin of $446 million increased from $146 million, primarily due to the $303 million negative impact of the settlement of NCR's UK London pension plan in the second quarter of 2015.

Second quarter gross margin (non-GAAP) was $465 million, or flat year-over-year, with an increase in Software and Services offset by a decrease in Hardware.

Expenses
Second quarter operating expenses of $283 million decreased from $412 million, primarily due to the $124 million negative impact of the settlement of NCR's UK London pension plan in the second quarter of 2015.

Second quarter operating expenses (non-GAAP) of $258 million decreased from $265 million due to continued focus on expense management.

Operating Income
Second quarter operating income of $163 million increased from an operating loss of $266 million, primarily due to the $427 million negative impact of the settlement of NCR's UK London pension plan in the second quarter of 2015.

Second quarter operating income (non-GAAP) of $207 million increased from $200 million. Second quarter operating income was negatively impacted by an additional $2 million of ongoing pension expense.

Other (Expense)
Second quarter other (expense) of $58 million increased from $45 million. Second quarter other (expense) (non-GAAP) of $53 million increased from $45 million. Other (expense) increased primarily due to the unfavorable impact of foreign exchange.

Income Tax Expense
Second quarter income tax expense of $31 million decreased from $32 million. Second quarter income tax expense (non-GAAP) of $45 million increased from $41 million.

Net Income from Continuing Operations Attributable to NCR
Second quarter net income from continuing operations attributable to NCR of $76 million increased from $(344) million, primarily due to the $427 million negative impact of the settlement of NCR's UK London pension plan in the second quarter of 2015.

Second quarter net income from continuing operations attributable to NCR (non-GAAP) of $111 million decreased from $113 million.

Cash Flow
Second quarter cash provided by operating activities of $121 million decreased from $167 million. Free cash flow was $55 million in the second quarter of 2016 as compared to free cash flow of $95 million in the second quarter of 2015. The decreases were due to higher working capital needs as we plan for increased revenues later in the year.

Share Repurchase Program
NCR repurchased approximately 1.4 million shares of its common stock for approximately $37 million during the second quarter under its previously disclosed authorized share repurchase programs.

Additionally, on July 20, 2016, the Company’s board of directors authorized a new $300 million share repurchase program to succeed its 1999 program.  The timing and amount of any repurchases will depend upon market conditions. Repurchases may be made from time to time in the open market, private transactions, accelerated stock repurchase programs, issuer self-tenders or otherwise, and may be discontinued at any time. The board also authorized the implementation of a separate plan for systematic stock repurchases to offset the dilutive impacts of the employee stock repurchase plan, equity awards and in-kind dividends on its preferred stock, to replace the 2000 program; the $82 million remaining in that program will be made available in the new program.

2016 Outlook

We are increasing our 2016 revenue guidance and reaffirming our earnings and cash flow guidance. The expected negative impact of foreign currency on revenue has lessened from $75 million to $70 million, but the expected negative impact on earnings per share has increased from $0.05 to $0.08. We now expect revenue to be $6.325 billion to $6.400 billion (previous guidance of $6.25 billion to $6.35 billion). We continue to expect GAAP diluted earnings per share to be $2.25 to $2.35 and non-GAAP diluted earnings per share to be $2.90 to $3.00. Additionally, we continue to expect net cash provided by operating activities to be $675 million to $725 million and free cash flow to be $425 million to $475 million. The 2016 guidance includes the impact of the IPS divestiture, expected foreign currency headwinds, and ongoing pension expense.

For the third quarter of 2016, revenue is expected to be $1.62 billion to $1.64 billion, GAAP diluted earnings per share is expected to be $0.57 to $0.62, and non-GAAP diluted earnings per share is expected to be $0.77 to $0.82. The third quarter 2016 guidance includes an expected foreign currency negative impact of $12 million for revenue and $0.01 for earnings per share.

NCR will provide additional information regarding its 2016 guidance during its second quarter earnings conference call and webcast.

2016 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the second quarter 2016 results and guidance for third quarter and full-year 2016. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-211-4434 and entering the participant passcode 9398034.

More information on NCR’s Q2 2016 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s execution and business momentum; expected investment by customers in NCR’s Omni-Channel Software, Channel Transformation and Digital Enablement offerings; the expected shift by customers to a mix of more managed and implementation services; NCR's backlog in the second half of 2016; NCR's expected performance in the second half of 2016 and for the 2016 fiscal year; NCR's goals for the remainder of 2016 and the start of 2017; market and economic conditions affecting NCR and its business and NCR's full-year and third quarter financial outlook (including the section entitled "2016 Outlook") and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, market conditions and spending trends in the financial services industry, fluctuations in oil and commodity prices and their effects on local, regional and global market conditions, economic and market conditions in Russia, China and emerging markets, and the recent determination by Britain to exit the European Union and further potential changes in Eurozone participation; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; defects or errors in our products or problems with our hosting facilities; compliance with data privacy and protection requirements; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our ongoing restructuring plan; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income Attributable to Continuing Operations (non-GAAP). NCR’s diluted earnings per share (non-GAAP), gross margin (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income attributable to continuing operations (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, expenses, income (loss) from operations, other (expense), income tax expense and net income attributable to continuing operations, respectively.

Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the first phase of the sale of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016, and expects to complete the transfer of remaining IPS assets to Atlas Holdings in the third quarter of 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Gross Margin (GAAP)	$446	$146
Restructuring/Transformation Costs	4	2
Acquisition-related amortization of intangibles	15	16
Pension mark-to-market adjustments	—	301
Operating Gross Margin (Non-GAAP)	$465	$465

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Operating Expenses (GAAP)	$283	$412
Restructuring/Transformation Costs	(7)	(6)
Acquisition-related amortization of intangibles	(17)	(15)
Acquisition-related costs	(1)	(3)
Pension mark-to-market adjustments	—	(123)
Operating Expenses (Non-GAAP)	$258	$265

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Income from Operations (GAAP)	$163	$(266)
Restructuring/Transformation Costs	11	8
Acquisition-related costs	1	3
Acquisition-related amortization of intangibles	32	31
Pension mark-to-market adjustments	—	424
Operating Income (Non-GAAP)	$207	$200

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Other (Expense) (GAAP)	$(58)	$(45)
Divestiture and liquidation losses	5	—
Other (Expense) (Non-GAAP)	$(53)	$(45)

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Income Tax Expense (GAAP)	$31	$32
Restructuring/Transformation Costs	3	1
Acquisition-related costs	—	1
Acquisition-related amortization of intangibles	11	9
Pension mark-to-market adjustments	—	(2)
Income Tax Expense (Non-GAAP)	$45	$41

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual
Net Income from Continuing Operations Attributable to NCR (GAAP)	$76	$(344)
Restructuring/Transformation Costs	8	7
Acquisition-related costs	1	2
Acquisition-related amortization of intangibles	21	22
Divestiture and liquidation losses	5	—
Pension mark-to-market adjustments	—	426
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$111	$113

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q2 2016 Actual	Q2 2015 Actual	2016 Guidance (2)	Q3 2016 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$0.49	$(2.03)	$2.25 - $2.35	$0.57 - $0.62
Restructuring/Transformation Costs	0.05	0.04	0.13	0.05
Acquisition-related amortization of intangibles	0.14	0.13	0.47	0.14
Acquisition-related costs	0.01	0.01	0.02	0.01
Divestiture and liquidation losses	0.03	—	0.03	—
Pension mark-to-market adjustments	—	2.51	—	—
Non-GAAP Diluted Earnings Per Share (non-GAAP) (1)	$0.72	$0.66	$2.90 - $3.00	$0.77 - $0.82

(1)
GAAP and non-GAAP diluted EPS are determined using the most dilutive measure, either including the impact of dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may be calculated using different methods, and may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant. The diluted earnings per share (GAAP) guidance has been updated to include the expected impact of divestitures and liquidation losses.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q2 2016 Actual	Q2 2015 Actual	2016 Guidance
Net cash provided by operating activities	$121	$167	$675 - $725
Total capital expenditures	(58)	(59)	(220)
Net cash used in discontinued operations	(8)	(13)	(30)
Free cash flow	$55	$95	$425 - $475

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Adjusted Constant Currency % (non-GAAP)

	Three months ended June 30, 2016
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	3%	—%	—%	3%
Services	6%	(2)%	—%	8%
Hardware	(5)%	(1)%	(4)%	—%
Total Revenue	1%	(1)%	(2)%	4%

	Six months ended June 30, 2016
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	2%	(1)%	—%	3%
Services	5%	(3)%	—%	8%
Hardware	(7)%	(2)%	(1)%	(4)%
Total Revenue	(1)%	(3)%	—%	2%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2016	2015	2016	2015
Revenue
Products	$676	$703	$1,224	$1,307
Services	944	901	1,840	1,773
Total Revenue	1,620	1,604	3,064	3,080
Cost of products	517	544	959	1,027
Cost of services	657	914	1,279	1,517
Total gross margin	446	146	826	536
% of Revenue	27.5%	9.1%	27.0%	17.4%
Selling, general and administrative expenses	229	339	453	564
Research and development expenses	50	67	103	122
Restructuring-related charges	4	6	6	21
Income (loss) from operations	163	(266)	264	(171)
% of Revenue	10.1%	(16.6)%	8.6%	(5.6)%
Interest expense	(43)	(45)	(89)	(89)
Other (expense), net	(15)	—	(25)	(7)
Total other (expense), net	(58)	(45)	(114)	(96)
Income (loss) before income taxes and discontinued operations	105	(311)	150	(267)
% of Revenue	6.5%	(19.4)%	4.9%	(8.7)%
Income tax expense	31	32	44	34
Income (loss) from continuing operations	74	(343)	106	(301)
(Loss) income from discontinued operations, net of tax	—	—	—	—
Net income (loss)	74	(343)	106	(301)
Net (loss) income attributable to noncontrolling interests	(2)	1	(2)	3
Net income (loss) attributable to NCR	$76	$(344)	$108	$(304)
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$76	$(344)	$108	$(304)
Dividends on convertible preferred stock	(13)	—	(24)	—
Income (loss) from continuing operations attributable to NCR common stockholders	63	(344)	84	(304)
(Loss) income from discontinued operations, net of tax	—	—	—	—
Net income (loss) attributable to NCR common stockholders	$63	$(344)	$84	$(304)
Net income (loss) per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$0.51	$(2.03)	$0.66	$(1.80)
Diluted	$0.49	$(2.03)	$0.65	$(1.80)
Net income (loss) per common share
Basic	$0.51	$(2.03)	$0.66	$(1.80)
Diluted	$0.49	$(2.03)	$0.65	$(1.80)
Weighted average common shares outstanding
Basic	123.8	169.6	127.1	169.3
Diluted	154.5	169.6	129.6	169.3

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss available to common stockholders or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2016	2015	% Change	% Change Adjusted Constant Currency	2016	2015	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$452	$440	3%	3%	$871	$854	2%	3%
Software Gross Margin Rate	51.5%	51.4%			51.0%	51.2%
Services	574	542	6%	8%	1,117	1,065	5%	8%
Services Gross Margin Rate	21.6%	21.8%			21.0%	21.3%
Hardware	594	622	(5)%	—%	1,076	1,161	(7)%	(4)%
Hardware Gross Margin Rate	18.2%	19.5%			16.9%	17.9%
Total Revenue	$1,620	$1,604	1%	4%	$3,064	$3,080	(1)%	2%
Gross Margin Rate	28.7%	29.0%			28.1%	28.3%
Operating income by segment
Software	$144	$130			$259	$247
% of Revenue	31.9%	29.5%			29.7%	28.9%
Services	49	48			83	84
% of Revenue	8.5%	8.9%			7.4%	7.9%
Hardware	14	22			4	15
% of Revenue	2.4%	3.5%			0.4%	1.3%
Subtotal-segment operating income	$207	$200			$346	$346
% of Revenue	12.8%	12.5%			11.3%	11.2%
Other adjustments (1)	44	466			82	517
Total income (loss) from operations	$163	$(266)			$264	$(171)

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended June 30
	Three Months		Six Months
In millions	2016	2015	2016	2015
Restructuring / transformation costs	$11	$8	$15	$24
Acquisition-related amortization of intangible assets	32	31	64	63
Acquisition-related costs	1	3	3	5
OFAC and FCPA investigations	—	—	—	1
Pension mark-to-market adjustments	—	424	—	424
Total other adjustments	$44	$466	$82	$517

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2016	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$332	$333	$328
Accounts receivable, net	1,362	1,306	1,251
Inventories	765	725	643
Other current assets	294	341	327
Total current assets	2,753	2,705	2,549
Property, plant and equipment, net	290	302	322
Goodwill	2,736	2,742	2,733
Intangibles, net	734	769	798
Prepaid pension cost	130	131	130
Deferred income taxes	564	577	582
Other assets	544	526	521
Total assets	$7,751	$7,752	$7,635
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$259	$250	$13
Accounts payable	676	649	657
Payroll and benefits liabilities	191	174	189
Deferred service revenue and customer deposits	535	509	476
Other current liabilities	356	402	446
Total current liabilities	2,017	1,984	1,781
Long-term debt	3,198	3,269	3,239
Pension and indemnity plan liabilities	702	702	696
Postretirement and postemployment benefits liabilities	128	132	133
Income tax accruals	174	169	167
Other liabilities	141	139	79
Total liabilities	6,360	6,395	6,095
Redeemable noncontrolling interests	9	10	16
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of June 30, 2016, March 31, 2016 and December 31, 2015, respectively	822	809	798
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2016, March 31, 2016 and December 31, 2015, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 123.8, 124.9 and 133.0 shares issued and outstanding as of June 30, 2016, March 31, 2016 and December 31, 2015, respectively	1	1	1
Paid-in capital	—	—	—
Retained earnings	730	687	869
Accumulated other comprehensive loss	(176)	(158)	(150)
Total NCR stockholders' equity	555	530	720
Noncontrolling interests in subsidiaries	5	8	6
Total stockholders' equity	560	538	726
Total liabilities and stockholders' equity	$7,751	$7,752	$7,635

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2016	2015	2016	2015
Operating activities
Net income (loss)	74	$(343)	$106	$(301)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	86	76	175	152
Stock-based compensation expense	16	11	29	20
Deferred income taxes	15	11	20	15
Gain on sale of property, plant and equipment and other assets	—	—	—	(1)
Loss on divestiture	1	—	1	—
Impairment of long-lived and other assets	1	2	2	16
Changes in assets and liabilities:
Receivables	(69)	(5)	(121)	(51)
Inventories	(40)	(33)	(123)	(54)
Current payables and accrued expenses	35	58	4	(25)
Deferred service revenue and customer deposits	34	(21)	131	89
Employee benefit plans	(12)	407	(26)	386
Other assets and liabilities	(20)	4	(54)	—
Net cash provided by operating activities	121	167	144	246
Investing activities
Expenditures for property, plant and equipment	(15)	(18)	(24)	(31)
Additions to capitalized software	(43)	(41)	(74)	(79)
Proceeds from divestiture	47	—	47	—
Other investing activities, net	—	3	(8)	(3)
Net cash used in investing activities	(11)	(56)	(59)	(113)
Financing activities
Short term borrowings, net	10	26	1	28
Payments on term credit facilities	(17)	(97)	(73)	(116)
Payments on revolving credit facilities	(251)	(335)	(431)	(608)
Borrowings on revolving credit facilities	195	264	706	512
Debt issuance costs	—	—	(8)	—
Repurchases of Company common stock	(37)	—	(250)	—
Proceeds from employee stock plans	3	5	6	11
Tax withholding payments on behalf of employees	(1)	(1)	(7)	(10)
Net cash used in financing activities	(98)	(138)	(56)	(183)
Cash flows from discontinued operations
Net cash used in discontinued operations	(8)	(13)	(20)	(17)
Effect of exchange rate changes on cash and cash equivalents	(5)	3	(5)	(19)
(Decrease) increase in cash and cash equivalents	(1)	(37)	4	(86)
Cash and cash equivalents at beginning of period	333	462	328	511
Cash and cash equivalents at end of period	$332	$425	$332	$425